UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549 ______________________

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: November 2, 2009

ASPEN EXPLORATION CORPORATION (Exact name of registrant as specified in its charter)

Delaware	0-9494	84-0811316
State of	Commission File	IRS Employer
Incorporation	Number	Identification No.

2050 S. Oneida St., Suite 208, Denver, CO 80224-2426
Address of principal executive offices

303-639-9860 Telephone number, including Area code Not applicable Former name or former address if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 – Other Events.

     On November 2, 2009 Aspen Exploration Corporation (“Aspen”) declared a cash dividend of $0.73 per share. The dividend will be paid to stockholders of record on November 16, 2009, with the dividend being paid on or about December 2, 2009. A copy of the news release describing the dividend is attached hereto as Exhibit 99.1. The distribution follows the final settlement of the sale of Aspen’s California oil and gas assets to Venoco, Inc., at which the parties made a number of immaterial adjustments to the purchase price paid at the June 30, 2009 closing, and made certain other payments that were not determined until after the closing. At the final settlement date Aspen received a net payment from Venoco, but was required to make various payments to third parties which ultimately resulted in a cash outflow from Aspen in an amount not considered to be material.

     Aspen expects that after the payment of the dividend, and its anticipated operations through the end of the current calendar year, on December 31, 2009 it will have more than $3 million of working capital remaining. Aspen currently intends to utilize its remaining funds to maintain its corporate status as a reporting issuer under the Securities Exchange Act of 1934 and to explore other business opportunities. Pending developments with respect to any business opportunities Aspen identifies, Aspen may later reevaluate its status and plans and consider alternatives to wind up its affairs. Aspen’s projections and future plans described in this report are “forward-looking statements” (as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended) which are dependent upon a number of factors. There can be no assurance that Aspen’s projections will prove to be accurate or that Aspen will be able to successfully execute or implement its operations as described herein.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits 99.1 News Release dated November 3, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 4th day of November 2009.

Aspen Exploration Corporation

By:	/s/ R.V. Bailey
R.V. Bailey, Chief Executive Officer